Exhibit 99.1
FOR IMMEDIATE RELEASE

The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Responds to EPA Request for Consumer Recall
Announces Plans for Nationwide Recall of
Miracle-Gro Shake ‘n Feed with Weed Preventer All Purpose Plant Food
MARYSVILLE, Ohio, April 23, 2008 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, said today it is working with the U.S. Environmental Protection Agency regarding a nationwide recall of the company’s Miracle-Gro Shake ‘n Feed with Weed Preventer All Purpose Plant Food.
The action was initiated in connection with an investigation of the products’ federal registration. ScottsMiracle-Gro said the EPA has also requested a recall of a weed control product used by Scotts LawnService. That product is no longer being used by the Company and has never been available for sale to the consumer.
The Company stressed that both products are similar to others on the market that have been approved for sale and use by the EPA. ScottsMiracle-Gro does not believe either of the products poses any unreasonable risk to human health or the environment.
ScottsMiracle-Gro also announced that on April 10, 2008 it learned of a governmental investigation which the Company believes is being led by the U.S. Department of Justice, the U.S. EPA and the Ohio Department of Agriculture.
The Company stressed that it has been working proactively and voluntarily with the government since it learned of the investigation.
“Our compliance with government regulations is not optional,” said Jim Hagedorn, chairman and chief executive officer. “We have been cooperating with the government since we learned of the investigation and were prepared, as requested, to provide the EPA on April 24 with a plan for a consumer recall of the products in question. We had been asked by the Agency not to communicate until a plan was reviewed. We apologize to our consumers and retail partners that we were unable to communicate this issue to them sooner.”
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Miracle-Gro Shake ‘n Feed with Weed Preventer All Purpose Plant Food is sold primarily through home center stores, mass merchant retailers, supermarkets, hardware stores and independent lawn and garden centers. Retailers that carry this product are being advised to stop the sale of and remove this product from store shelves.
No other ScottsMiracle-Gro Shake ‘n Feed products are affected by this recall. Consumers can distinguish Miracle-Gro Shake ‘n Feed with Weed Preventer All Purpose Plant Food by its distinctive bright yellow jug with green circular cap. All other Miracle-Gro Shake ‘n Feed products are packed in dark green jugs with yellow or other colored caps for specific plant food applications.
The recall of Miracle-Gro Shake ‘n Feed with Weed Preventer All Purpose Plant Food includes the following UPC Code information:
•	UPC#: 073561008365 — Miracle-Gro Shake ‘n Feed with Weed Preventer, 4.5 lb. yellow plastic applicator jug

•	UPC#: 073561048361— Miracle-Gro Shake ‘n Feed with Weed Preventer, 8.0 lb. yellow plastic applicator jug, which is only sold through the club channel
The product, which has been marketed since December 2006, represents approximately $10 million in annual sales. In fiscal 2007, ScottsMiracle-Gro reported company-wide sales of $2.9 billion.
Although the EPA has requested that the Scotts LawnService product, Halts Pro, be recalled as well, the Company stressed that the Halts products sold in bags at retail are unaffected by this action.
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Consumers who have purchased Miracle-Gro Shake ‘n Feed with Weed Preventer are urged to contact the Company’s toll-free consumer hotline at 1-888-295-0671 for instructions on how to safely return or dispose of these products, as well as for information on obtaining a coupon for credit toward a subsequent purchase. Consumers are advised not to use this product and to store it in a safe, cool and dry place such as a garage or utility shed. Do not dispose of the product down a drain, garbage or at a community disposal site.
Consumers can also visit the Scotts Miracle-Gro Web site at www.scottsmiraclegro.com for recall information.
About ScottsMiracle-Gro
With more than $2.9 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts ®, Miracle-Gro ® and Ortho ® brands are market-leading in their categories, as is the consumer Roundup ® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol ®, Pathclear ®, Evergreen ®, Levington ®, Miracle-Gro ®, KB ®, Fertiligene ® and Substral ®. For additional information, visit us at www.scotts.com.
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